EXHIBIT 99.1

Harsco Corporation Reports First Quarter 2010 Results From Continuing Operations

HARRISBURG, Pa., April 29, 2010 (GLOBE NEWSWIRE) -- Worldwide industrial services and engineered products company Harsco Corporation (NYSE:HSC) reported first quarter 2010 results from continuing operations.

First Quarter 2010 Highlights

First quarter 2010 diluted earnings per share from continuing operations were $0.10, compared with $0.25 per share in the first quarter of last year. As expected, results in the quarter were negatively impacted by continued poor end-market conditions in the Company's Harsco Infrastructure business segment.

Income from continuing operations for the first quarter of 2010 was $9.7 million, compared with $21.0 million last year. Sales in the first quarter of 2010 increased by 6.5 percent to $742 million, compared with $697 million in the first quarter of last year. Foreign currency translation increased sales by approximately $41 million in the quarter and income before taxes by approximately $2.8 million.

Comment

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Salvatore D. Fazzolari said, "Our first quarter of 2010 results were in line with our overall expectations. This included strong performance from Harsco Rail and Harsco Metals, with both reporting higher year-on-year sales, operating income and operating margins, but Harsco Infrastructure performed well below our expectations. In the Harsco Minerals and Harsco Industrial ("All Other") category, our Harsco Minerals businesses achieved higher sales, income and margins, while our Harsco Industrial businesses, despite somewhat lower sales, were able to report flat income and higher margins compared with last year due to successful cost containment efforts.

"Our Harsco Infrastructure Segment reported a loss for the quarter on reduced sales. We have yet to see a turnaround in non-residential end-market conditions in the major geographies we serve. Pricing deteriorated at a more rapid rate than we had expected, equipment utilization rates declined to levels unseen in the past, and project postponements and deferrals by customers were much greater than we had anticipated. Results in the quarter were further negatively impacted by a very difficult winter.

"Overall, our longer-term outlook remains positive. The uplift in results from our Harsco Metals and Harsco Minerals businesses is expected to continue throughout the current year. Our Harsco Rail business is expected to have another strong year in sales, income and margins comparable to its record year in 2009. Our Harsco Industrial businesses are expected to perform reasonably well but operating income will be negatively impacted by higher LIFO expense in 2010 compared with 2009.

"Our major challenge for 2010 will continue to be our Harsco Infrastructure business. Non-residential construction markets, particularly in the U.S. and Europe, will continue to be challenging for the balance of the year. Non-residential construction is a late cycle business that usually follows GDP growth by about 12 months. We expect this business to incur a further operating loss in the second quarter, but at a somewhat reduced level from the first quarter.  We do, however, expect sequential improvement and profitability in the Harsco Infrastructure business in each quarter for the second half of the year. We continue to reduce our branch structure, which will result in significant cost savings, but not until the second half of 2010. Further, we continue to develop this business in economies outside the U.S. and Europe that have greater prospects for both near-term and long-term growth.

"Due to the continued difficult end-market conditions for our Harsco Infrastructure business, and the uncertainty as to the timing of a turnaround in the major markets it serves, especially the U.S. and Europe, we feel it is prudent to revise our full year EPS guidance from continuing operations to $1.55 to $1.65 per share, from previous guidance of $2.00 to $2.10 per share."

First Quarter Business Review

Harsco Infrastructure

This Segment incurred an operating loss in the first quarter of 2010. Non-residential construction spending continues to be at depressed levels in the U.S. and most parts of Europe, significantly affecting both pricing and utilization rates. In addition, exceptionally difficult weather conditions in the first quarter, particularly in the U.S. and Europe, further contributed to the lower level of construction activity in the quarter.

Sales in the first quarter decreased 12 percent to $251 million from $284 million last year. Foreign currency translation increased sales by approximately $14 million in the quarter and had a $0.4 million positive effect on operating income. An operating loss of $19.3 million was incurred in the quarter, compared with operating income in last year's first quarter of $18.8 million. Restructuring charges in the first quarter of 2010 were as expected, but were more than offset by the combination of property gains and purchase accounting adjustments. Net gains in the first quarter were $3.1 million, compared with $2.1 million in net gains in the prior year.

While difficult end-market conditions continue, the Company foresees improved sequential results. The Segment is expected to incur a somewhat smaller loss in the second quarter this year, but return to profitability in the second half of the year due principally to cost reduction benefits, contribution from emerging markets expansion, seasonal factors and some expected improvement in overall non-residential construction activity as the year progresses. There is some evidence of the beginning of a gradual improvement in overall bidding activity in the major markets currently being served. Also, the Company continues to execute its strategy of developing opportunities outside of its principal markets in the U.S. and Europe. Lastly, the Company is confident it will achieve its goal of at least $25 million in overall cost cuts, principally for this Segment, and will see the benefit of such savings beginning in the second half of 2010.

Harsco Metals

Results in the quarter continued to benefit from a steady increase in global steel production. While still significantly lower than the peaks seen at the end of 2007 and the beginning of 2008, both steel production and utilization rates have come off of the unprecedented lows of late 2008 and early 2009. Results were also positively affected by restructuring benefits from prior actions the Company has taken.

Sales in the first quarter increased almost 25 percent to $297 million from $238 million in last year's comparable quarter. Foreign currency translation increased sales in the quarter by approximately $24 million. Operating income in the quarter was $11.4 million, compared with an operating loss of $2.8 million in the prior year quarter. Foreign currency translation increased operating income by $1.3 million in the quarter. Operating margins in the first quarter of 2010 were 3.8 percent, compared with the operating loss last year. Higher fuel costs, a stronger than anticipated U.S. dollar in translation, certain continuing restructuring actions and higher start-up costs for new contracts all served to offset somewhat the operating income and margin improvement in the quarter. However, the new contract starts are expected to benefit and improve operating results and margins for the remainder of the year.

The Company maintains an overall positive outlook for its Harsco Metals Segment. Strengthening end-market fundamentals, new contract signings, further restructuring benefits and a continued focus on reducing exposure to fuel costs with annual contract renewals and new contract signings should all have a positive effect on results for the remainder of 2010 and beyond.

Harsco Rail

Sales, operating income and margins continue to improve for the Company's Harsco Rail Segment.  Strong unit deliveries, the timing of such deliveries and continuous process improvements lead this performance.

Sales in the first quarter increased 59 percent to $95 million from last year's $60 million. Foreign currency translation increased sales by $1.4 million in the quarter, but did not have a significant impact on operating income. In the first quarter of 2010, operating income was $20.4 million, almost triple the $7.2 million reported in the prior year quarter. Significantly, operating margins grew to 21.4 percent in the first quarter, compared with 12.1 percent last year.

Growing global spending on track maintenance equipment, parts and services and new track construction equipment continues to present the Company's Harsco Rail unit with significant opportunities. For the remainder of the year, results may continue to be affected by the timing of deliveries and may not be as strong as the exceptional results in the first quarter, but the Company still expects its Harsco Rail Segment to deliver overall sales, income and margins comparable to its record performance of last year.

Harsco Minerals & Harsco Industrial ("All Other" category)

This operating Group continues to perform well for the Company. Lower sales and income from the Company's Harsco Industrial units was offset by strong performance in the Harsco Minerals businesses. Both the Harsco Minerals businesses and Harsco Industrial businesses posted improved operating margins, as the Company's continuous improvement discipline continues to improve results.

While overall sales for the Group declined by 14 percent to $99 million in the first quarter from $115 million for the same period last year, operating income of $16.3 million was comparable to last year and operating margins of 16.5 percent were 240 basis points higher than those of the first quarter of 2009. For this Group, foreign currency translation increased sales by $1.5 million, but did not have a material effect on operating income.

The outlook for this Group reflects continuing balance. Continued strong results are expected from the Company's Harsco Minerals businesses as steel production continues at levels well above last year, aided by expected further year-over-year, end-market improvements in its roofing granules and abrasives business. Longer-term, the Harsco Minerals businesses will further benefit from the start-up of new contract signings and continued strong bidding activity. These improved results will continue to be somewhat offset by lower results in 2010 from the Company's Harsco Industrial units, principally due to higher LIFO expense, compared with the final nine months of last year.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first quarter of 2010 was $30.1 million, 24 percent less than the $39.6 million for the prior year period due to a decline in net income.

Capital expenditures in the first quarter of 2010 were $29.8 million, a 17 percent decrease from $36.0 million for the same period last year.

As discussed at its Annual Analysts Conference in December, the Company is confident of the successful execution of its capital investment strategy which resulted in significantly reduced capital expenditures in 2009. Such reductions will be maintained in 2010 and beyond and the Company is targeting annual free cash flow (cash from operations minus capital expenditures) to be in the area of $250 million or greater for the foreseeable future.

During the quarter, the Company's balance sheet debt increased by $9.8 million.

Due principally to the loss in its Harsco Infrastructure Segment, Economic Value Added (EVA®) declined in the first quarter of 2010 over the comparable 2009 period.

Outlook

Harsco Senior Vice President and Chief Financial Officer Stephen J. Schnoor said, "We remain pleased with the positive direction evidenced by results from our Harsco Metals, Harsco Rail and Harsco Minerals & Harsco Industrial units. However, overall Company results in the near-term will continue to be adversely affected by very difficult end-market conditions within the Harsco Infrastructure business. Also, the resurgent U.S. dollar, particularly against the European currencies, along with higher oil prices could continue to have further negative impact on results on a sequential basis relative to the assumptions used to establish our initial guidance for 2010.

"As such, for the second quarter of 2010 the Company is forecasting earnings from continuing operations in the range of $0.40 to $0.45 per share, compared with $0.52 in last year's second quarter. Further, given that we foresee a continuing difficult operating environment for our Harsco Infrastructure business well into the second quarter, we are revising our full year 2010 EPS guidance from continuing operations to $1.55 to $1.65 per share, from $2.00 to $2.10 per share.

Forward Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including as a result of the current global financial and credit crisis; changes in the performance of the equity and debt markets; changes in governmental laws and regulations; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions in the timeframe contemplated; the financial condition of the Company's customers; the successful integration of the Company's strategic acquisitions; and the amount and timing of repurchases of the Company's common stock, if any. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 66994861. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning at approximately 11:00 am ET today through Monday, May 3, 2010. The telephone replay dial-in number is (800) 642-1687, or (706) 645‑9291 for international callers. Enter Conference ID number 66994861.

About Harsco

Harsco Corporation is one of the world's leading diversified industrial services and engineered products companies, serving key industries that play a fundamental role in worldwide economic growth and recovery. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share amounts)
	Three Months Ended March 31
	2010	2009
Revenues from continuing operations:
Service revenues	$ 599,046	$ 562,432
Product revenues	143,360	134,458
Total revenues	742,406	696,890

Costs and expenses from continuing operations:
Cost of services sold	486,632	440,619
Cost of products sold	92,801	96,266
Selling, general and administrative expenses	136,327	124,997
Research and development expenses	916	643
Other income	(2,509)	(2,806)
Total costs and expenses	714,167	659,719

Operating income from continuing operations	28,239	37,171

Interest income	461	545
Interest expense	(16,119)	(15,313)

Income from continuing operations before income taxes and equity income	12,581	22,403

Income tax expense	(3,034)	(1,511)
Equity in income of unconsolidated entities, net	130	87

Income from continuing operations	9,677	20,979

Discontinued operations:
Loss from discontinued business	(163)	(1,754)
Income tax benefit	414	530
Income (loss) from discontinued operations	251	(1,224)
Net Income	9,928	19,755
Less: Net income attributable to noncontrolling interests	(1,894)	(1,163)
Net Income attributable to Harsco Corporation	$ 8,034	$ 18,592

Amounts attributable to Harsco Corporation common stockholders:
Income from continuing operations, net of tax	$ 7,783	$ 19,816
Income (loss) from discontinued operations, net of tax	251	(1,224)
Net income attributable to Harsco Corporation common stockholders	$ 8,034	$ 18,592

Weighted average shares of common stock outstanding	80,543	80,249
Basic earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.10	$ 0.25
Discontinued operations	--	(0.02)
Basic earnings per share attributable to Harsco Corporation common stockholders	$ 0.10	$ 0.23

Diluted weighted average shares of common stock outstanding	80,743	80,484
Diluted earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.10	$ 0.25
Discontinued operations	--	(0.02)
Diluted earnings per share attributable to Harsco Corporation common stockholders	$ 0.10	$ 0.23

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)
	March 31 2010	December 31 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 85,394	$ 94,184
Trade accounts receivable, net	639,480	598,318
Other receivables	27,937	30,865
Inventories	279,744	291,174
Other current assets	147,259	154,797
Total current assets	1,179,814	1,169,338
Property, plant and equipment, net	1,442,062	1,510,801
Goodwill	680,607	699,041
Intangible assets, net	143,464	150,746
Other assets	121,454	109,314
Total assets	$ 3,567,401	$ 3,639,240
LIABILITIES
Current liabilities:
Short-term borrowings	$ 89,732	$ 57,380
Current maturities of long-term debt	54,501	25,813
Accounts payable	220,482	215,504
Accrued compensation	75,015	67,652
Income taxes payable	14,269	5,931
Dividends payable	16,502	16,473
Insurance liabilities	26,484	25,533
Advances on contracts	124,126	149,413
Other current liabilities	187,600	187,403
Total current liabilities	808,711	751,102
Long-term debt	850,456	901,734
Deferred income taxes	72,709	90,993
Insurance liabilities	56,713	61,660
Retirement plan liabilities	229,044	250,075
Other liabilities	62,328	73,842
Total liabilities	2,079,961	2,129,406
EQUITY
Harsco Corporation stockholders' equity:
Common stock	139,429	139,234
Additional paid-in capital	139,607	137,746
Accumulated other comprehensive loss	(215,198)	(201,684)
Retained earnings	2,124,729	2,133,297
Treasury stock	(737,106)	(735,016)
Total Harsco Corporation stockholders' equity	1,451,461	1,473,577
Noncontrolling interests	35,979	36,257
Total equity	1,487,440	1,509,834
Total liabilities and equity	$ 3,567,401	$ 3,639,240

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Three Months Ended March 31
	2010	2009

Cash flows from operating activities:
Net income	$ 9,928	$ 19,755
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	71,857	67,701
Amortization	9,078	6,707
Equity in income of unconsolidated entities, net	(130)	(87)
Dividends or distributions from unconsolidated entities	88	--
Other, net	(12,853)	(8,031)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	(53,212)	28,719
Inventories	5,748	(5,885)
Accounts payable	8,324	(44,191)
Accrued interest payable	9,817	9,536
Accrued compensation	8,697	(18,839)
Other assets and liabilities	(27,287)	(15,785)

Net cash provided by operating activities	30,055	39,600

Cash flows from investing activities:
Purchases of property, plant and equipment	(29,849)	(36,042)
Purchases of businesses, net of cash acquired	(27,584)	(108)
Proceeds from sales of assets	8,873	5,988
Other investing activities	(4,386)	(1,276)

Net cash used by investing activities	(52,946)	(31,438)

Cash flows from financing activities:
Short-term borrowings, net	31,736	(10,069)
Current maturities and long-term debt:
Additions	96,577	116,857
Reductions	(95,601)	(117,712)
Cash dividends paid on common stock	(16,472)	(15,633)
Dividends paid to noncontrolling interests	(1,825)	--
Contributions of equity from noncontrolling interests	161	--
Common stock issued-options	108	77

Net cash provided (used) by financing activities	14,684	(26,480)

Effect of exchange rate changes on cash	(583)	(3,849)

Net decrease in cash and cash equivalents	(8,790)	(22,167)

Cash and cash equivalents at beginning of period	94,184	91,336

Cash and cash equivalents at end of period	$ 85,394	$ 69,169

HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT (Unaudited) (In thousands)

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009
	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Infrastructure	$ 250,629	$ (19,273)	$ 283,746	$ 18,837

Harsco Metals	297,479	11,374	238,386	(2,815)

Harsco Rail (a)	95,402	20,414	59,840	7,224

All Other Category (Harsco Minerals & Harsco Industrial) (a)	98,836	16,288	114,858	16,217

General Corporate	60	(564)	60	(2,292)

Consolidated Totals	$ 742,406	$ 28,239	$ 696,890	$ 37,171

(a) Segment information for prior periods has been reclassified to conform with the current presentation. The Harsco Rail operating segment, which was previously a component of the All Other Category, is now reported separately.

HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT (Unaudited) 2008 AND 2009 RECLASSIFIED TO SEPARATELY PRESENT HARSCO RAIL (In thousands)

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2008
	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Infrastructure	$ 283,746	$ 18,837	$ 378,824	$ 37,838

Harsco Metals	238,386	(2,815)	416,716	29,207

Harsco Rail	59,840	7,224	59,118	9,087

All Other Category (Harsco Minerals & Harsco Industrial)	114,858	16,217	133,072	24,855

General Corporate	60	(2,292)	60	(1,607)

Consolidated Totals	$ 696,890	$ 37,171	$ 987,790	$ 99,380

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008
	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Infrastructure	$ 308,765	$ 24,928	$ 429,176	$ 58,134

Harsco Metals	259,479	4,220	445,490	37,114

Harsco Rail	94,301	21,996	69,374	10,644

All Other Category (Harsco Minerals & Harsco Industrial)	114,370	20,663	155,488	41,392

General Corporate	60	(1,448)	60	(1,445)

Consolidated Totals	$ 776,975	$ 70,359	$ 1,099,588	$ 145,839

	Three Months Ended September 30, 2009		Three Months Ended September 30, 2008
	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Infrastructure	$ 279,450	$ 22,503	$ 393,292	$ 59,998

Harsco Metals	275,093	(4,420)	423,831	33,287

Harsco Rail	77,237	14,785	70,062	8,684

All Other Category (Harsco Minerals & Harsco Industrial)	112,381	24,839	157,652	33,291

General Corporate	60	(1,283)	60	(1,387)

Consolidated Totals	$ 744,221	$ 56,424	$ 1,044,897	$ 133,873

HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT (Unaudited) 2008 AND 2009 RECLASSIFIED TO SEPARATELY PRESENT HARSCO RAIL (In thousands)

	Three Months Ended December 31, 2009		Three Months Ended December 31, 2008
	Sales	Operating Income	Sales	Operating Income (loss)

Harsco Infrastructure	$ 287,238	$ 2,170	$ 338,966	$ 29,412

Harsco Metals	311,868	18,941	291,683	(14,263)

Harsco Rail	74,638	12,538	79,042	7,991

All Other Category (Harsco Minerals & Harsco Industrial)	98,687	20,740	125,796	14,978

General Corporate	60	313	60	(5,221)

Consolidated Totals	$ 772,491	$ 54,702	$ 835,547	$ 32,897

	Twelve Months Ended December 31, 2009		Twelve Months Ended December 31, 2008
	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Infrastructure	$ 1,159,200	$ 68,437	$ 1,540,258	$ 185,382

Harsco Metals	1,084,826	15,927	1,577,720	85,344

Harsco Rail	306,016	56,542	277,595	36,406

All Other Category (Harsco Minerals & Harsco Industrial)	440,295	82,460	572,009	114,516

General Corporate	240	(4,710)	240	(9,660)

Consolidated Totals	$ 2,990,577	$ 218,656	$ 3,967,822	$ 411,988

Harsco Corporation FREE CASH FLOW (Unaudited) (In thousands)
	Three Months Ended March 31
	2010	2009

Net cash provided by operating activities	$ 30,055	$ 39,600
Purchases of property, plant and equipment	(29,849)	(36,042)

Free cash flow	$ 206	$ 3,558

Free Cash Flow is a non-GAAP financial measure.  The Company's Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations.  It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

CONTACT:  Harsco Corporation
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com